EXHIBIT 99.1

Signal Bay Enters announced its First Licensed Lab in Florida

Bend, OR, July 31, 2017 -- Signal Bay, Inc. (OTCQB: SGBY) a leading provider of cannabis testing and advisory services announced today that its cannabis testing division EVIO Labs has licensed its first lab in Florida. Kaycha Holdings, LLC will operate under the EVIO Labs brand and the lab will be managed by a lab director with over 18 years of experience in development of Nutraceutical and Pharmaceutical Products.

CEO Mr. William Waldrop stated, "With operations in California, Oregon and soon to be Massachusetts, Signal Bay is proud to bring its accredited testing services to Florida. This expansion into Florida allows Signal Bay to continue to execute on its core mission of ensuring medical patients have access to clean cannabis. Our Florida expansion also marks another first as we executed our first license agreement. We are excited to have found a partner with deep ties into the community and shares our common core values.”

According to the Department of Health Office of Medical Marijuana Use, there are currently seven licensed Medical Marijuana Treatment Centers (MMTC) in Florida. Each MMTC is authorized to cultivate, process and dispense medical marijuana. On June 23, 2017, Florida Governor Scott signed SB 8A, that instructs the Department of Health to increase the number of licensed MMTCs to 17. It also allows for each MMTC to open 25 dispensaries.

“We are excited to help ensure clean and safe cannabis to the patients of Florida. Our partnership with EVIO offers strong support to achieve our goal. EVIO Labs is known for their strength and breadth of knowledge in the marijuana testing industry and raises the standard of cannabis testing throughout the state. With EVIO's experienced team and proven testing methodologies we will ensure Florida treatment centers sell only the highest quality cannabis,” Christopher Martinez, President/Co-Founder of Kaycha Holdings, LLC

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About Signal Bay

Signal Bay, Inc. (the “Company”) is an Oregon-based life sciences company. Through its subsidiaries EVIO Labs, Signal Bay Research, and Signal Bay Services, the Company provides analytical testing services, management advisory services and scientific research to the legal cannabis industry. The Company's EVIO Labs division operates state-of-the-art facilities and offers accredited testing methodologies to ensure the safety and quality of the nation's cannabis supply. Learn more at http://www.signalbay.com or the Company can be reached directly @ 1-888-544-EVIO.

Safe Harbor Statement

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov or www.signalbay.com

Investor Relations:

investors@signalbay.com

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